Exhibit 10.3
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
Amendment No. 2 (this “Amendment”) to the Employment Agreement dated as of July 7, 2008, as amended to date (the “Employment Agreement”), by and between Westwood One, Inc., a Delaware corporation (the “Company”), and Steven Kalin (the “Employee”). Except as provided herein all terms and conditions set forth in the Employment Agreement shall remain in full force and effect. Any capitalized term used but not defined herein shall have the same meaning as in the Agreement.
Effective upon the closing of the transaction (the “Transaction”) contemplated by the Stock Purchase Agreement, dated as of April 29, 2011, by and between Clear Channel Acquisition, LLC and the Company, the Employment Agreement shall be amended as follows:
1. The first sentence of Section 6(e) of the Employment Agreement is hereby amended in its entirety by deleting such sentence and replacing it with the following in lieu thereof:
“Provided the Company has not notified Employee that he is being terminated pursuant to Sections 6(a) and 6(b) hereof, Employee may terminate his employment hereunder, effective 120 days after the triggering event, upon written notice to the Company for Good Reason, provided such notice is given to the Company within 90 days after the triggering event and such event is not cured by the Company within 30 days after its receipt of such notice.”
2. For purposes of this Amendment only, the Company and Employee agree that the closing of the Transaction shall trigger Employee’s right to terminate the Agreement for Good Reason pursuant to Section 6(e) as amended herein and may not be cured by the Company as normally permitted in Section 6(e). To the extent Employee exercises such right in connection with the Transaction, Employee shall receive the following: (a) one times the Employee’s then-current annual base salary, to be paid in equal installments over the one-year period on a schedule that mirrors the Company’s then effective payroll practices, subject to Employee’s executing and not revoking the Release in accordance with Section 6(f); (b) a bonus payment of $225,000, paid on the sixtieth (60th) day after Employee’s termination date; provided, however, that the six-month delay set forth in Section 17(b) shall apply to such amount to the extent such amount plus the other amounts payable upon such termination under Section 6(d) exceed the Separation Pay Limit (as defined in Section 17(b)); and (c) an additional one third (1/3) of the stock options granted to Employee on February 12, 2010 (i.e., acceleration of the second installment scheduled to vest on February 12, 2012) shall vest on the date of termination.
3. Notwithstanding anything herein to the contrary, this Amendment shall be effective upon the closing of the Transaction provided such closing occurs and in the event that such closing does not occur on or before May 6, 2011, this Amendment shall be null and void ab initio.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 29 day of April 2011.

EMPLOYEE

/s/ Steven Kalin

Steven Kalin

WESTWOOD ONE, INC.

By:	/s/ David Hillman

Name:	David Hillman

Title:	CAO & GC